Exhibit 99.1    Press Release dated October 22, 2007

FOR IMMEDIATE RELEASE                                                                                                            FOR MORE INFORMATION:
October 22, 2007                                                                                                 Steve Marcum, Chief Financial Officer (270) 393-0700

Citizens First Corporation Announces Third Quarter 2007 Results

BOWLING GREEN, KY – Citizens First Corporation (NASDAQ: CZFC) (the “Company”) today reported net income of $409 thousand for the quarter ending September 30, 2007, compared to $578 thousand for the quarter ending September 30, 2006, a decrease of $169 thousand, or 29.2%.  Mary D. Cohron, President and CEO, reported that the Company’s net income on a consolidated basis was $1.3 million for the nine months ended September 30, 2007, a decrease of $300 thousand or 18.8% compared to $1.6 million reported for the nine months ended September 30, 2006.  “Several initiatives are in effect to offset the expenses of growth through acquisition and branching,” Cohron said.

Basic and diluted net income per common share for the third quarter of 2007 was $0.14 per basic and diluted common share, compared to $0.47 and $0.38, respectively, for the third quarter of 2006.  Basic and diluted net income per common share was $0.46 for the current nine months, compared to $1.29 and $1.05, respectively, for the nine months ended September 30, 2006. The percentage change in net income in the comparable periods is not proportional to the percentage change in net income per share due mainly to the effect of additional common shares issued in the fourth quarter of 2006.

During the fourth quarter of 2006, the Company acquired the assets of Kentucky Banking Centers, Inc. (“KBC”), which impacts the comparative results as of September 30, 2007, since there are no operating results attributed to KBC in the prior period.  Net interest income for the quarter ended September 30, 2007 increased $722 thousand, or 32.9%, compared to the previous year.  Net interest income for the nine month period ended September 30, 2007 increased $2.7 million, or 41.2%, compared to the previous year.  The Company’s net interest margin was 4.08% for 2007 year-to-date compared to 4.72% for 2006 year-to-date.  “We have experienced margin compression throughout this year, but our net interest margin stabilized during the third quarter,” stated Mary D. Cohron, President and CEO.

Non-interest income increased $166 thousand, or 32.8%, and $645 thousand, or 53.4%, in the quarterly and year-to-date comparisons, respectively.  The increase in non-interest income was led by the gain in service charges on deposit accounts. Non-interest expense increased $1.1 million, or 58.9%, and $3.7 million, or 71.4%, for the current quarter and nine months respectively, compared to the same periods a year earlier.  The increase in salary and benefit costs account for the primary increase in non-interest expenses as employment has grown to 118.5 full time equivalent employees from 71 employees in the previous year.  The amortization of core deposit intangibles related to the KBC acquisition totaled $86 thousand for the quarter and $258 thousand for the year.

The provision for loan losses was $170 thousand for the quarter and $270 thousand year-to-date as of September 30, 2007, compared to $60 thousand for the quarter and year-to-date of 2006.  Net charge-offs were $270 thousand for the quarter and $442 thousand year-to-date compared to $10 thousand and $86 thousand for the quarter and year-to-date, respectively of 2006.  As a percentage of net loans outstanding, the allowance for loan losses was 1.19% as of September 30, 2007 compared to 1.31% as of December 31, 2006. “We specifically allocated in our allowance for loan losses at the previous year-end certain loans that were ultimately charged-off in 2007.  We continue to monitor our delinquencies and place a great deal of emphasis on our collection efforts,” Cohron said. Non-performing assets totaled $2.3 million at September 30, 2007 compared to $631 thousand at September 30, 2006, an increase of $1.6 million.  Non-performing assets to total loans ratio was 0.91% and 0.39% at September 30, 2007 and September 30, 2006, respectively.

Total assets at September 30, 2007 were $333.1 million, down $5.7 million, or 1.7%, from $338.8 million at December 31, 2006.   “Our balance sheet contracted because loan growth slowed in the third quarter. We did not replace some high cost deposits and borrowings which matured,” Cohron said.  Loans increased $9.8 million or 4.1%, from $239.6 million at December 31, 2006 to $249.4 million at September 30, 2007.  Deposits at September 30, 2007 were $278.5 million, a decrease of $900 thousand, or 0.3%, compared to $279.4 million at December 31, 2006.

Stockholders’ equity of $37.2 million equaled 11.17% of total assets as of September 30, 2007.    The Company’s annualized return on average equity was 4.71% for the nine months ending September 30, 2007 compared to an annualized return of 10.35% for the nine months ending September 30, 2006.

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The Company currently has nine offices located in Barren, Hart, Simpson and Warren Counties in Kentucky.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, overall loan demand, increased competition in the financial services industry which could negatively impact the Company’s ability to increase total earning assets, and retention of key personnel. Actions by the Federal Reserve Board, changes in interest rates, loan prepayments by and the financial health of the Company’s borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

Consolidated Financial Highlights (Unaudited)
In thousands except per share data

                                                                                                                       Three Months Ended                                                  Nine Months Ended
                                                                                                                           September 30                                                                September 30
                                                                                                             2007                        2006                                 2007                                             2006
Interest income	$5,644	$3,600	$17,300	$10,312
Interest expense	2,725	1,403	8,155	3,835
Net interest income	2,919	2,197	9,145	6,477
Provision for loan losses	170	60	270	60
Net interest income after provision for loan losses	2,749	2,137	8,875	6,417
Non-interest income	672	506	1,852	1,207
Non-interest expenses	2,880	1,812	8,886	5,185
Income before income taxes	541	831	1,841	2,439
Provision for income taxes	132	253	540	834
Net income	409	578	1,301	1,605
Preferred dividends	131	131	389	389
Net income available for common shareholders	$278	$447	$ 912	$1,216
Basic earnings per common share	$0.14	$0.47	$0.46	$1.29
Diluted earnings per common share	$0.14	$0.38	$0.46	$1.05

                                                                                                                       September 30                               December 31
                                                                                                                               2007                                                2006
Cash and cash equivalents	$10,434	$29,850
Available for sale securities	39,249	42,613
Loans held for sale	616	108
Loans, net of allowance for loan losses	246,427	236,439
Intangible assets	12,862	13,148
Other assets	23,541	16,617
Total assets	$333,129	$338,775

Deposits	$278,539	$279,375
Federal funds purchased and securities sold under repurchase agreements	2,877	3,921
FHLB advances	6,457	11,354
Subordinated debt	5,000	5,000
Other liabilities	3,074	2,636
Total liabilities	295,947	302,286
Preferred stock	7,659	7,659
Common stock	26,530	26,573
Retained earnings	3,382	2,639
Accumulated other comprehensive income (loss)	(389)	(382)
Total shareholders’ equity	37,182	36,489
Total liabilities and shareholders’ equity	$333,129	$338,775